Exhibit 99.1

For Immediate Release

Air Lease Corporation Announces Pricing of Public Offering of $500.0 Million of 3.875% Unsecured Senior Notes due 2021

LOS ANGELES, California, March 4, 2014 — Air Lease Corporation (NYSE: AL) (the “Company”) today announced the pricing of its public offering of $500.0 million in aggregate principal amount of 3.875% unsecured senior notes due 2021 (the “Notes”). The Notes were offered to the public at a price of 99.802% of par. The sale of the Notes is expected to close on March 11, 2014, subject to satisfaction of customary closing conditions.

The Notes will mature on April 1, 2021 and will bear interest at a rate of 3.875% per annum, payable semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 2014.

The Company intends to use the net proceeds of the offering for general corporate purposes, which may include, among other things, the purchase of commercial aircraft and the repayment of existing indebtedness.

BofA Merrill Lynch, Citigroup, J.P. Morgan, RBS, Barclays, BMO Capital Markets, BNP PARIBAS, Credit Suisse, Deutsche Bank Securities, Fifth Third Securities, Goldman, Sachs & Co., Mizuho Securities, Morgan Stanley, RBC Capital Markets and Wells Fargo Securities are acting as joint book-running managers for the offering of the Notes.

The Notes are being offered pursuant to an effective shelf registration statement that the Company previously filed with the Securities and Exchange Commission (the “SEC”). The offering of the Notes is being made only by means of a prospectus supplement and accompanying base prospectus. Before you invest, you should read the base prospectus and prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies may be obtained from: (i) Citigroup Global Markets Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by calling toll-free at 1-800-831-9146 or by email at batprospectusdept@citigroup.com, (ii) J.P. Morgan Securities LLC at 383 Madison Ave. New York, NY 10179 or calling collect at 212-834-4533, (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, or by email: dg.prospectus_requests@baml.com or (iv) RBS Securities Inc., 600 Washington Blvd., Stamford, CT 06901, by calling toll-free at 1-866-884-2071.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the closing of the offering. Such statements are based on current expectations and projections about our future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law. Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including those discussed in our filings with the SEC.

Contacts

Investors:

Ryan McKenna, 310-553-0555

Vice President, Air Lease Corporation

rmckenna@airleasecorp.com

Media:

Laura St. John, 310-553-0555

Media and Investor Relations Coordinator

lstjohn@airleasecorp.com